EXHIBIT 99

                 30DC Announces Major MagCast Platform Upgrades

New York, NY, February 13, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced a major MagCast upgrade and officially launched Version 3 of the MagCast Digital Publishing Platform. The feature upgrades were developed, in part, from the feedback from our growing community of MagCasters, which includes 250+ live Newsstand digital magazines.

Ed Dale, the CEO of 30DC stated, "Building a magazine is just the first step. The MagCast platform with its new enhanced features provides progressive and advanced marketing and distribution for our customers. These new features will assist in keeping 30DC at the forefront of the digital magazine industry, all the while keeping MagCast as the digital magazine platform of choice for self-publishers seeking market leadership and influence."

Mr. Dale went on to describe the new MagCast features. "We have implemented new features including:

* New Design

We have created a new experience for readers opening a MagCast for the first time in Newsstand, which works differently than other areas of the Apple App Store. The new design is intended to provide greater ease for MagCast magazine readers in downloading their first issue and we believe this will lead to an increase in downloads and subsequent subscriptions.

* Ability to Clip and Share Pages

One of the biggest criticisms of magazines on Newsstand has been the inability to "clip" and save items (similar to cutting out articles and pasting them in a scrapbook).

MagCast version 3 includes a new feature enabling readers to "clip" excerpts of a magazine page and share them with their friends on Facebook and Twitter using the new iOS 6 system implementation. Magazine readers can now access Facebook and Twitter by clicking a button in App while remaining in the flow of reading their MagCast, rather than having to disconnect to access these services.

In addition, readers will be able to share these clips on Pinterest and Evernote. We think readers are going to enjoy having the ability to clip content from their MagCast to save, store and share.

Further, MagCast publishers will be provided greater exposure and the advantage of link building directly to their Newsstand landing page.

* Facebook Advertisement Tracking

Late last year, Facebook introduced the ability for advertisers to select which device their ads would run on. This has great potential for MagCasters as they can now target advertising to iPad users of Facebook only - saving wasted clicks on people who could not take advantage of MagCast.

MagCast, version 3, enhances the ability to reach the right audience, such as the dog magazine publisher targeting dog lovers who are looking at Facebook on their iPads.

*Video Previews of New MagCast Editions.

Video sells, and we believe that the ability for MagCasters to sell and promote their magazines with video will be yet another way to expand readership. This feature enables MagCasters to post a promotional video on their Newsstand landing page. We believe MagCast is the first digital magazine publishing platform to offer this feature.

* MagCast Partners Can Add Their Affiliate Link in the "Powered by MagCast" Link


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A core part of the business plan for MagCast is the ability of approved partners to sell MagCast. Partners now have the ability to put their partner link into the magazine's "Powered by MagCast" section. The partner will now get credit for spreading the word on MagCast in their magazines with this link.

In conclusion, Mr. Dale remarked, "We are excited about these new developments and MagCast's continuing evolution in its goal to be a key player in the digital magazine industry."

About 30DC, Inc. (http://www.30dcinc.com/ )

30DC provides web-based tools for the monetization of digital content. The Company produces the following tools:

MagCast Publishing Platform - offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's Newsstand marketplace for digital media as the customer interface, which provides electronic distribution and collects revenue: http://www.magcast.co/ .

Market ProMax - allows anyone to sell digital products without any programming knowledge or technical expertise: http://www.marketpromax.com/

The Challenge - a free module-based training program designed for individuals looking to learn about Internet marketing at their own pace. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members: http://www.challenge.co/ .

Immediate Edge - one of the longest running, subscription-based Internet marketing programs on the web. Immediate Edge serves as a research and development department for hardcore Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing, and to learn the most innovative ways of making money online: http://www.immediateedge.com/ .

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact.

The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc. Phone: 212-962-4400 Ext 83 E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com/
Source: 30DC, Inc.